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                                 EXHIBIT - 3 i

          Filed with the State of New Jersey, Division of Revenue  March 2, 2004

                                                  John E. McCormac, CPA
                                                ____________________________
                                                     State Treasurer


                    ARTICLES OF INCORPORATION-FOR PROFIT
                                      OF

                           BREAD & BUTTER FUND, INC.

                     A Business-stock Corporation (NJ-REG)

              (File #   0100921152


In compliance with the requirements of the applicable provisions of NJ-REG (relating to corporations and unincorporated associations) the undersigned, de-siring to incorporate a corporation for profit hereby, state(s) that:

1. The name of the corporation is:  BREAD & BUTTER FUND, INC.

2. The address of this corporation initial registered office in this Commonwealth is:
         3633 Hill Rd. 2nd Flr Parsippany, NJ 07054   Morris County

3. The corporation is incorporated under the provisions of the Business Corp-oration Law.

4. The aggregate number of shares authorized is: 100,000,000.

5. The name and address of the incorporator is:

       James B. Potkul  3633 Hill Rd. 2nd Flr   Parsippany, NJ 07054

6. The specified effective date is: March 2, 2004.

7. No additional provisions of the articles.

8. The corporation is not a statutory close corporation.

9. The corporation is not a cooperative corporation.


IN TESTIMONY WHEREOF the incorporator has signed these Articles of Incorpora-tion this 2nd day of March, 2004.


                                                     James B. Potkul


                                                  /s/James B. Potkul
                                                  _____________________
                                                         President